Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Don R. Madison, CFO Powell Industries, Inc. 713-947-4422

POWELL INDUSTRIES ANNOUNCES LEADERSHIP CHANGES

HOUSTON — DECEMBER 30, 2015 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced that it has accepted the resignation of Chief Executive Officer Michael A. Lucas and elected current Board Chair and former CEO Thomas W. Powell to succeed him. The Company also promoted Brett A. Cope to Senior Vice President and Chief Operating Officer.

“We appreciate the contributions Mike made to Powell Industries and wish him every success in the future,” said Thomas W. Powell, Chairman and CEO. “We are fortunate to have a seasoned Powell management team including our new COO, Brett Cope, and Don Madison, our CFO, to assist in managing the day-to-day affairs of the Company. I know that I can rely on both as Powell moves forward to address the demands of this very challenging market.”

Mr. Powell has served as the Company’s Chairman of the Board since 1984 and will continue in this role. He served as the Company’s President and Chief Executive Officer from 1984 through 2008 and again from September 2011 until August 20, 2012. He has over 40 years of experience in the electrical industry, including significant experience in operational management, product development and sales. He also has extensive relationships with suppliers and customers.

Mr. Cope has served as Powell’s Vice President of Sales and Marketing since December 2010. During the 20 years prior to joining Powell, Mr. Cope held roles of increasing responsibility at ABB, an international provider of power and automation products enabling the utility, industrial, transportation and infrastructure industries. His most recent role was that of Group Vice President and Global Account Executive serving ExxonMobil. Mr. Cope holds a bachelor’s degree in applied science from Miami University of Ohio.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the management, control and distribution of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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